ISSUER FREE WRITING PROSPECTUS No. 1987B Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated April 2, 2014 Deutsche Bank AG Trigger Performance Securities
Linked to the Vanguard FTSE Emerging Markets ETF due on or about April 30, 2019

Investment Description

The Trigger Performance Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Vanguard FTSE Emerging Markets ETF (the “Underlying”). If the Underlying Return is positive, Deutsche Bank AG will repay the Face Amount of the Securities at maturity and pay a return equal to the Underlying Return multiplied by the Participation Rate of between 137.00% and 147.00% (the actual Participation Rate will be determined on the Trade Date). If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will repay the Face Amount of the Securities at maturity. However, if the Final Price is less than the Trigger Price, you will be fully exposed to the negative Underlying Return and Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the price of the Underlying. Investing in the Securities involves significant risks. You will not receive coupon payments during the 5-year term of the Securities. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the Underlying or any component securities held by the Underlying. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑ Participation in Positive Underlying Returns: If the Underlying Return is positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to the Underlying Return multiplied by the Participation Rate. If the Underlying Return is negative, investors may be exposed to the decline in the Underlying at maturity.

❑ Downside Exposure with Contingent Repayment of the Face Amount at Maturity: If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, the Issuer will repay the Face Amount of the Securities at maturity. However, if the Final Price is less than the Trigger Price, the Issuer will pay less than the Face Amount of the Securities, resulting in a loss on the Face Amount to investors that is proportionate to the percentage decline in the price of the Underlying. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date2 Maturity Date2	April 25, 2014 April 30, 2014 April 24, 2019 April 30, 2019
1 Expected 2 See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Trigger Performance Securities Linked to the Vanguard FTSE Emerging Markets ETF. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below. The Initial Price, Participation Rate and Trigger Price will be determined on the Trade Date.
Underlying	Initial Price	Participation Rate	Trigger Price	CUSIP/ ISIN
Vanguard FTSE Emerging Markets ETF (Ticker: VWO)		137.00% to 147.00%	75.00% of the Initial Price	25155Q839 / US25155Q8399
See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.
The Issuer’s estimated value of the Securities on the Trade Date is approximately $9.262 to $9.462 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying product supplement B, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Trigger Performance Securities linked to the Vanguard FTSE Emerging Markets ETF
Per Security	$10.00	$0.35	$9.65
Total	$	$	$
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately twelve months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with the product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the SEC website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Trigger Performance Securities that are offered hereby, unless the context otherwise requires.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have similar downside market risk as an investment in the shares of the Underlying or in the component securities held by the Underlying.

♦     You believe that the price of the Underlying will increase over the term of the Securities.

♦     You would be willing to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be set on the Trade Date).

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦     You do not seek current income from your investment and are willing to forgo any dividends or any other distributions paid on the Underlying or any component securities held by the Underlying.

♦     You seek an investment with exposure to companies in the emerging markets.

♦     You are willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any repayment of the Face Amount.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦     You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have similar downside market risk as an investment in the shares of the Underlying or in the component securities held by the Underlying.

♦     You believe that the price of the Underlying will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.

♦     You would be unwilling to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be set on the Trade Date).

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦     You seek current income from this investment or prefer to receive any dividends and any other distributions paid on the Underlying or any component securities held by the Underlying.

♦     You do not seek an investment with exposure to companies in the emerging markets.

♦     You are unwilling or unable to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

♦     You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00 per Security. The Payment at Maturity will be based on the Face Amount.
Term	5 years
Trade Date1	April 25, 2014
Settlement Date1	April 30, 2014
Final Valuation Date1, 2	April 24, 2019
Maturity Date1, 2, 3	April 30, 2019
Underlying	Vanguard FTSE Emerging Markets ETF (Ticker: VWO)
Trigger Price	75% of the Initial Price
Participation Rate	137.00% to 147.00%. The actual Participation Rate will be determined on the Trade Date.
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Underlying Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities that provides you with the Face Amount of $10.00 plus a return equal to the Underlying Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 × Underlying Return × Participation Rate)

If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Face Amount of Securities.

If the Final Price is less than the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment at maturity less than the Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the price of the Underlying, calculated as follows:

$10.00 + ($10.00 × Underlying Return)

In this scenario, you will lose a substantial portion or all of the Face Amount in an amount proportionate to the percentage decline in the Underlying.

Underlying Return	Final Price – Initial Price Initial Price
Closing Price	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Initial Price	The Closing Price of the Underlying on the Trade Date
Final Price	The Closing Price of the Underlying on the Final Valuation Date
Share Adjustment Factor
Initially 1.0 for the Underlying, subject to adjustments for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE FACE AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Underlying (Initial Price) is observed, the Participation Rate is set and the Trigger Price is determined.

Maturity Date:
The Final Price and Underlying Return are determined on the Final Valuation Date.

If the Underlying Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities that provides you with the Face Amount of $10.00 plus a return equal to the Underlying Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 x Underlying Return x Participation Rate)

If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Face Amount of Securities.

If the Final Price is less than the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment at maturity less than the Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the price of the Underlying, calculated as follows:

$10.00 + ($10.00 × Underlying Return)

In this scenario, you will lose a substantial portion or all of the Face Amount in an amount proportionate to the percentage decline in the Underlying.

1
In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying or in any of the component securities held by the Underlying. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative and if the Underlying Return is negative, whether the Final Price is less than the Trigger Price. If the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return, and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the price of the Underlying. Accordingly, you will lose a significant portion or all of your initial investment if the Final Price is less than the Trigger Price.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying at such time is greater than the Trigger Price at the time of sale.  You can receive the full potential benefit of the Trigger Price only if you hold your Securities to maturity.

♦
The Participation Rate Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Participation Rate and the return you realize may be less than the Underlying’s return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates' expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
There Are Risks Associated With Investments in Securities Linked to the Values of Equity Securities Issued by Non-U.S. Companies — The Underlying holds component stocks that are issued by companies incorporated outside of the U.S. Because the Underlying includes component stocks traded outside the U.S., the Securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the price of the Underlying and the value of your Securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
The Securities are Subject to Currency Exchange Rate Risk — Because the Underlying holds component securities denominated in foreign currencies that are converted into U.S. dollars for purposes of calculating the price of the Underlying, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies represented in the Underlying. Of particular importance to currency exchange rate risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	political, civil or military unrest;

♦	the balance of payments between countries; and

♦	the extent of governmental surpluses or deficits in the countries represented in the Underlying and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Underlying, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Underlying strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Underlying. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Underlying will be adversely affected and the value of the Securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Underlying could affect the value of the Securities.

♦
The Securities are Subject to Emerging Markets Risk — The value of the Securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Underlying. The component securities held by the Underlying include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the Securities and the amount payable to you on the Securities.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying or holders of shares of the Underlying would have.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying or the Component Securities Held by the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying or the component securities held by the Underlying.

♦
If the Price of the Underlying Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the shares of the Underlying. Changes in the market price of the shares of the Underlying may not result in a comparable change in the value of your Securities.

♦
Fluctuation of NAV — The market prices of the shares of the Underlying may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Underlying may fluctuate with changes in the market value of the Underlying’s securities holdings. Therefore, the market price of the Underlying may differ from its NAV per share and the Underlying may trade at, above or below its NAV per share.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
Adjustments to the Underlying or to its Tracked Index Could Adversely Affect the Value of the Securities — The Vanguard Group, Inc. (the “VGI”) is the investment advisor to the Underlying, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the FTSE Emerging Index (the “Tracked Index”). The stocks included in the Tracked Index are selected by FTSE International Limited (“FTSE”). The Tracked Index is calculated and published by FTSE. FTSE can add, delete or substitute the stocks underlying the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, VGI may add, delete or substitute the securities held by the Underlying. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Underlying, which could cause the Final Price to be less than the Initial Price, in which case you will lose some or all of your initial investment.

♦
The Underlying and its Tracked Index Are Different — The performance of the Underlying may not exactly replicate the performance of the Tracked Index because the Underlying will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of its Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. Finally, because the shares of the Underlying are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Tracked Index.

♦
The Underlying’s Tracked Index has Recently Changed — The Underlying’s Tracked Index recently completed a process of transitioning to a new tracked index, which could reduce the performance of the component securities, and limit the utility of available information about the performance of the Underlying. Until 2013, the tracked index for the Underlying was the MSCI Emerging Markets Index (the

“MXEA”). In October 2012, VGI announced that the Underlying would adopt the Tracked Index as its new target index over the following months. In the first phase of the transition, which began on January 10, 2013, the Underlying ceased tracking the MXEA, and began temporarily tracking the FTSE Emerging Transition Index (the “Transition Index”), a “dynamic” index that gradually reduced its exposure to South Korean equities by approximately 4% each week for a period of 25 weeks, while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the new index. In the second phase of the transition, in July 2013, the Underlying ceased tracking the Transition Index and began tracking the Tracked Index. For more information, see the sections entitled “The Underlying” and “Vanguard FTSE Emerging Markets ETF” in this free writing prospectus.

♦
There Is No Affiliation Between the Underlying and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Underlying — We are not affiliated with the Underlying or the issuers of the component stocks held by the Underlying or underlying the Tracked Index (such stocks, “Underlying Stocks,” the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the Securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Underlying nor any of the Underlying Stock Issuers is involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Underlying nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Underlying, its Tracked Index or the Component Securities Held by the Underlying Is No Guide to Future Performance — The actual performance of the Underlying, the Tracked Index or the component securities held by the Underlying over the term of the Securities may bear little relation to the historical prices of the Underlying or the component securities held by the Underlying or the level of the Tracked Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. Furthermore, due to the transition described in the section entitled “Vanguard FTSE Emerging Markets ETF” in this free writing prospectus, the Underlying’s historical performance may be of limited value in assessing its performance. Prior to January 2013, the performance of the Underlying resulted from its tracking of the performance of the MXEA. In January 2013, the Underlying began tracking the performance of the Transition Index and, in July 2013, the Underlying began tracking the Tracked Index. We cannot predict the future performance of the Underlying, the Tracked Index or the component securities held by the Underlying.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately twelve months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the composition of the Underlying;

♦	the market prices and dividend rates of the component securities held by the Underlying;

♦	the occurrence of certain events affecting the Underlying that may or may not require an anti-dilution adjustment;

♦	the time remaining to the maturity of the Securities;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political and regulatory or judicial events that affect the Underlying or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Because the Securities will be outstanding until the Maturity Date, their value may decline significantly due to the factors described above even if the price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Underlying, the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the component securities held by the Underlying, may adversely affect the market value of the component securities held by the Underlying and/or the share price of the Underlying, and, therefore, the value of the Securities.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities —  We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading and investment strategies related to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Stock Issuers whose securities are held by the Underlying, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Price, Underlying Return and Payment at Maturity based on the Closing Price of the Underlying on the Final Valuation Date. The calculation agent can postpone the determination of the Final Price and the Maturity Date if a market disruption event occurs on the Final Valuation Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Share Adjustment Factor upon the occurrence of certain events that affect the shares of the Underlying. Deutsche Bank AG will also determine the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing a Security could be treated as entering into a “constructive ownership transaction.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the Security would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the Security.

As described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Face Amount of Securities for a hypothetical range of performances for the Underlying from -100.00% to +100.00% and assume an Initial Price of $40.00, a Trigger Price of $30.00 (75.00% of the Initial Price) and a Participation Rate of 142.00% (the midpoint of the participation rate range of 137.00% to 147.00%). The actual Initial Price, Trigger Price and Participation Rate will be determined on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Price	Underlying Return (%)	Payment at Maturity ($)	Return on Securities (%)
$80.00	100.00%	$24.20	142.00%
$76.00	90.00%	$22.78	127.80%
$72.00	80.00%	$21.36	113.60%
$68.00	70.00%	$19.94	99.40%
$64.00	60.00%	$18.52	85.20%
$60.00	50.00%	$17.10	71.00%
$56.00	40.00%	$15.68	56.80%
$52.00	30.00%	$14.26	42.60%
$48.00	20.00%	$12.84	28.40%
$44.00	10.00%	$11.42	14.20%
$40.00	0.00%	$10.00	0.00%
$36.00	-10.00%	$10.00	0.00%
$32.00	-20.00%	$10.00	0.00%
$30.00	-25.00%	$10.00	0.00%
$28.00	-30.00%	$7.00	-30.00%
$24.00	-40.00%	$6.00	-40.00%
$20.00	-50.00%	$5.00	-50.00%
$16.00	-60.00%	$4.00	-60.00%
$12.00	-70.00%	$3.00	-70.00%
$8.00	-80.00%	$2.00	-80.00%
$4.00	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Price of $44.00 is greater than the Initial Price of $40.00, resulting in an Underlying Return of 10.00%. Because the Underlying Return is 10.00%, Deutsche Bank AG will pay you a Payment at Maturity of $11.42 per $10.00 Face Amount of Securities (a return of 14.20%), calculated as follows:

$10.00 + ($10.00 x Underlying Return x Participation Rate)
$10.00 + ($10.00 x 10.00% x 142.00%) = $11.42

Example 2 — The Final Price is equal to the Initial Price of $40.00, resulting in an Underlying Return of zero. Because the Underlying Return is zero, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Face Amount of Securities (a return of 0.00%).

Example 3 — The Final Price of $36.00 is less than the Initial Price of $40.00, resulting in an Underlying Return of -10.00%. Because the Underlying Return is negative and the Final Price is greater than the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Face Amount of Securities (a return of 0.00%).

Example 4 — The Final Price of $12.00 is less than the Initial Price of $40.00, resulting in an Underlying Return of -70.00%. Because the Underlying Return is negative and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity of $3.00 per $10.00 Face Amount of Securities (a return of -70.00%), calculated as follows:

$10.00 + ($10.00 x Underlying Return)
$10.00 + ($10.00 x -70.00%) = $3.00

If the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the price of the Underlying. Under these circumstances, you will lose a significant portion or all of the Face Amount at maturity. Any payment on the Securities, including any repayment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Underlying
All disclosures contained in this free writing prospectus regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about the Underlying contained in this free writing prospectus. You should make your own investigation into the Underlying.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act and investment companies registered under the Investment Company Act of 1940, as amended, are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Vanguard FTSE Emerging Markets ETF
We have derived all information contained in this free writing prospectus regarding the Vanguard FTSE Emerging Markets ETF (the “Underlying”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by The Vanguard International Equity Index Funds (the “Vanguard Trust”) and The Vanguard Group, Inc. (“VGI”). The Vanguard FTSE Emerging Markets ETF is an investment portfolio maintained and managed by VGI. VGI is the investment adviser to the Vanguard FTSE Emerging Markets ETF. The Vanguard FTSE Emerging Markets ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “VWO.”

The Vanguard Trust is a registered investment company that consists of numerous separate investment portfolios, including the Vanguard FTSE Emerging Markets ETF. Information provided to or filed with the SEC by the Vanguard Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-32548 and 811-05972, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Vanguard Trust, VGI and the Vanguard FTSE Emerging Markets ETF, please see the Vanguard FTSE Emerging Markets ETF’s prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information.

The Underlying seeks to replicate as closely as possible, before fees and expenses, the performance of the FTSE Emerging Index (the “Tracked Index”) that measures the investment return of stocks issued by companies located in emerging market countries. The Underlying employs an indexing investment approach by investing substantially all (approximately 95%) of its assets in the common stocks included in the Tracked Index (while employing a form of sampling strategy to reduce risk). The Underlying recently transitioned from tracking the performance of the FTSE Emerging Transition Index (the “Transition Index”) and currently tracks the performance of the Tracked Index. Both the Transition Index and the Tracked Index were developed by FTSE International Limited (“FTSE”) and are calculated, maintained and published by FTSE. FTSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the Transition Index and/or the Tracked Index at any time.

Historically, the Underlying sought to track the performance of the MSCI Emerging Markets Index (the “MXEA”). However, in October 2012, it was announced that the Underlying would switch to tracking the performance of the Tracked Index. Because MXEA includes exposure to equities in South Korea but the Tracked Index does not, the Underlying began tracking the performance of the Transition Index in January 2013 to gradually eliminate its South Korean equities holdings in order to reduce the impact on its existing fund shareholders. The Transition Index was a “dynamic” index that represented the components of the Tracked Index plus the equity of companies located in South Korea. The Underlying followed the Transition Index as it gradually reduced its South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the Tracked Index. In July 2013, the Underlying finished its transition and began tracking the performance of the Tracked Index.

The FTSE Emerging Index

The Tracked Index is a market-capitalization weighted index representing, as of February 27, 2014, the performance of over 800 large and mid-cap companies in 22 emerging markets. The Tracked Index was launched on June 30, 2000, with a base date of December 31, 1986, and a base value of 100.

Eligibility Countries

The following criteria must be met before a country’s companies can be included in the Tracked Index:

•	permission for direct equity investment by non-nationals;

•	availability of accurate and timely data;

•	non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends;

•	the demonstration of significant international investor interest in the local equity market; and

•	existence of adequate liquidity in the market.

A country’s classification as developed, advanced emerging, or secondary emerging is largely dependent on the following factors:

•	wealth (GNI per capita);

•	total stock market capitalization;

•	breadth and depth of market;

•	any restrictions on foreign investment;

•	free flow of foreign exchange;

•	reliable and transparent price discovery;

•	efficient market infrastructure (trading, reporting and settlement systems, derivatives market and other factors); and

•	oversight by independent regulator

Determining Company Nationality

A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, the company will be allocated to that country. In other circumstances, FTSE will refer the company to the FTSE Nationality Committee, which will decide the appropriate nationality for the company. If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognized as having a low taxation status that has been approved by the FTSE Nationality Committee.

Eligible Securities

Most types of equity securities are eligible for the Tracked Index. Companies in the business of holding equity and other investments (e.g., investment trusts) which are assumed by the Industry Classification Benchmark as Subsector equity investment instruments and non-equity investment instruments which are assumed by the Industry Classification Benchmark as Subsector non-equity investment instruments are eligible for inclusion. Limited liability partnerships and limited liability companies are not eligible for inclusion. Where a unit comprises equity and non-equity, it will not be eligible for inclusion. Convertible preferred shares and loan stocks are excluded until converted. If a company does not list all of its shares in an eligible class, or does not list an entire class, the unlisted shares are not eligible for the Tracked Index, but they may be included in the review universe for the purpose of ranking companies by their full market capitalization.

Adjustments Applied to Eligible Securities

Eligible companies may be subject to adjustment for free float and multiple classes, as described below.

Free float restrictions include:

•	shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension plans for governments);

•	shares held by sovereign wealth funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;

•	shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated;

•	shares held within employee share plans;

•	shares held by public companies or by non-listed subsidiaries of public companies;

•
shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;

•	all shares where the holder is subject to a lock-up provision (for the duration of that provision);

•	shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and

•	shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

Where there are multiple classes of equity capital in a company, all classes are included and priced separately, provided that:

•
the secondary class’s full market capitalization (i.e., before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal class and the secondary class is eligible in its own right in all respects; and

•
all partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity of Constituents

Each constituent security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking; therefore, a security that fails to trade for more than half of the days in a month will have a median trade of zero.

A non-constituent which does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Tracked Index.

An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed.

New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their shares in issue (after the application of any free float weightings) based on their median daily trade per month in each month since their listing.

If a company fails the liquidly test based on its underlying shares, its Depositary Receipts (“DRs”) may be considered for inclusion in the Tracked Index if it passes the liquidity test in its own right and is traded on an exchange within the same regional time zone in which the underlying shares are listed. Where a company has both DRs and underlying shares listed, both securities will be tested separately for liquidity. The underlying shares will be included if they pass the liquidity test in their own right. The DRs will only be eligible for inclusion if the underlying shares fail the liquidity test and the DRs pass in their own right. Where the DRs have been included, it will remain in the Tracked Index until such DRs either fail the liquidity test or the underlying shares pass a future liquidity test with greater liquidity than the DRs. In the event that the underlying shares fail the liquidity test and the DRs trade in a different time zone, but pass the test in their own right, the underlying shares will be included as long as the DRs are fully fungible (i.e., the DRs can be converted into underlying shares and the underlying shares can be converted into DRs).

Calculation of the Tracked Index

Actual closing mid-market or last trade prices are used, where available, for constituent securities with local securities exchange quotations. The number of shares outstanding for each constituent security is expressed to the nearest share. To prevent a large number of insignificant weighting changes, the number of shares outstanding for each constituent security is amended only when the total outstanding shares included in the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The performance of the Tracked Index on a given day is determined by calculating the percentage difference between (1) the Tracked Index’s market capitalization as at the close of that day and (2) the market capitalization at the start of that day. “Start of the day” is defined as the previous day’s close adjusted for capital changes, investability weight changes, additions and deletions.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Vanguard FTSE Emerging Markets ETF, as reported by Bloomberg. The closing price of Vanguard FTSE Emerging Markets ETF on March 27, 2014 was $39.96. The actual Initial Price will be the Closing Price of the Vanguard FTSE Emerging Markets ETF on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2009	3/31/2009	$25.68	$19.04	$23.60
4/1/2009	6/30/2009	$33.89	$24.39	$31.82
7/1/2009	9/30/2009	$39.01	$30.57	$38.56
10/1/2009	12/31/2009	$41.71	$37.54	$41.00
1/1/2010	3/31/2010	$42.80	$36.85	$42.18
4/1/2010	6/30/2010	$43.98	$36.38	$37.99
7/1/2010	9/30/2010	$45.40	$38.22	$45.40
10/1/2010	12/31/2010	$49.32	$45.54	$48.15
1/1/2011	3/31/2011	$48.92	$45.00	$48.92
4/1/2011	6/30/2011	$50.71	$46.44	$48.62
7/1/2011	9/30/2011	$49.52	$35.89	$35.89
10/1/2011	12/31/2011	$43.47	$35.20	$38.21
1/1/2012	3/31/2012	$45.09	$38.57	$43.47
4/1/2012	6/30/2012	$43.99	$37.08	$39.95
7/1/2012	9/30/2012	$43.25	$38.28	$41.75
10/1/2012	12/31/2012	$44.53	$40.44	$44.53
1/1/2013	3/31/2013	$45.45	$42.24	$42.89
4/1/2013	6/30/2013	$44.79	$36.53	$38.78
7/1/2013	9/30/2013	$42.94	$37.16	$40.11
10/1/2013	10/31/2013	$42.91	$39.96	$41.14
1/1/2014	3/27/2014*	$39.96	$36.67	$39.96

*
As of the date of this free writing prospectus, available information for the first calendar quarter of 2014 includes data for the period through March 27, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Vanguard FTSE Emerging Markets ETF from March 27, 2009 through March 27, 2014. The dotted line represents the hypothetical Trigger Price equal to 75.00% of the closing price on March 27, 2014 (the actual Initial Price and Trigger Price will be set on the Trade Date). We obtained the historical closing prices of the Vanguard FTSE Emerging Markets ETF from Bloomberg, and we have not participated in the preparation of, or verified, such information. Furthermore, due to the transition described above, the Underlying’s historical performance may be of limited value in assessing its performance. Prior to January 2013, the performance of the Underlying resulted from its tracking of the performance of the MSCI Emerging Markets Index. In January 2013, the Underlying began tracking the performance of the Transition Index and, in July 2013, the Underlying began tracking the Tracked Index. Please see the section entitled “Vanguard FTSE Emerging Markets ETF” in this free writing prospectus for more information.

The historical closing prices of the Vanguard FTSE Emerging Markets ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Price or any future closing price of the Underlying. We cannot give you assurance that the performance of the Underlying will result in a positive return on your initial investment and you could lose a significant portion or all of the Face Amount at maturity.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) subject to the potential application of the "constructive ownership" regime discussed below, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing a Security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Security, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.35 per $10.00 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.